EXHIBIT 35.1 – ANNUAL SERVICER COMPLIANCE STATEMENT PURSUANT TO ITEM 1123 OF REGULATION AB

CARMAX BUSINESS SERVICES, LLC

The undersigned, a duly authorized officer of CarMax Business Services, LLC, as Servicer pursuant to Section 3.10 of the Sale and Servicing Agreement dated as of February 1, 2013 (the “Sale and Servicing Agreement”) among CarMax Auto Owner Trust 2013-1, as Issuer (the “Issuer”), CarMax Auto Funding LLC, as Depositor, CarMax Business Services, LLC, as Servicer (the “Servicer”), and Wells Fargo Bank, National Association, as Backup Servicer, does hereby certify that:

1.	CarMax Business Services, LLC is, as of the date hereof, the Servicer under the Sale and Servicing Agreement.

2.	The undersigned is duly authorized to execute and deliver this Officer’s Certificate.

3.	A review of the activities of the Servicer during the period beginning on February 14, 2013 and ending on February 28, 2013 and of the Servicer’s performance under the Sale and Servicing Agreement was made under my supervision. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects throughout such period.

Capitalized terms used in this certificate and not otherwise defined herein have the meanings assigned to them in the Sale and Servicing Agreement.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Servicer, has duly executed this Officer’s Certificate this 24th day of May, 2013.

CARMAX BUSINESS SERVICES, LLC

/s/ Thomas W. Reedy
Thomas W. Reedy Executive Vice President, Chief Financial Officer and Treasurer